EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made on May 20, 2013, by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (the “Company”) and EDWARD MYLES, an individual (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with Executive; and

WHEREAS, Company desires to employ Executive to serve as the Company's Chief Financial Officer and Executive Vice President of Corporate Development, and Executive desires to so serve, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Company and Executive, and intending to be legally bound hereby, the Company and Executive hereby agree to enter into this Agreement in its entirety as follows:

1.            Term. Executive’s employment pursuant to this Agreement with the Company shall commence as of June 12, 2013 (the “Commencement Date”) and shall end on December 31, 2015, unless sooner terminated or as extended pursuant to a Renewal Term in accordance with the terms of this Agreement (the initial term together with any Renewal Term shall be referred to herein as the “Term”). Commencing on December 31, 2015 and on each successive anniversary thereof (each, an “Extension Date”), the Agreement shall be automatically extended for an additional one-year period (each a “Renewal Term”), unless Executive or the Company provides the other party with at least sixty (60) days’ prior written notice before the next Extension Date that the Agreement shall not be so extended (a “Nonrenewal Notice”). During each Renewal Term, Executive and the Company shall continue to be bound by the duties and obligations under this Agreement (except that, during each Renewal Term, the Company shall not be obligated to pay a Signing Bonus or grant any stock options under Section 4 below). Notwithstanding the foregoing, Executive’s employment under this Agreement may be terminated during the Term, in accordance with the terms hereof. The giving of a Nonrenewal Notice by the Company shall be treated as a termination without Cause by the Company as of the end of the Term.

2.            Employment. Executive shall be employed as and hold the title of Chief Financial Officer and of Executive Vice President of Corporate Development from the Commencement Date. Executive shall perform all duties incident to the position of Chief Financial Officer and as Executive Vice President of Corporate Development as well as any other duties as may be reasonably assigned to Executive from time to time consistent or associated with either or both of such positions. Executive shall report to the Chief Executive Officer of the Company (“CEO”) and the Board. Executive shall devote substantially all of Executive's working time, attention and energies exclusively to the business and affairs of the Company; provided, however, the Company acknowledges that Executive is an executive and/or director in the entities listed on Schedule “A” attached hereto, as may be amended from time to time with the approval of the CEO and/or the Board, as described therein and may continue in such capacities only so long as such activities do not unreasonably or materially interfere with the performance of his duties under this Agreement and do not present any conflicts of interest with the Company.

3.            Base Salary. The Company shall pay Executive an annual salary at the rate of three hundred and thirty thousand ($330,000) per year (the “Base Salary”) during the Term, less applicable deductions. With respect to the Base Salary for any calendar year during the Term in which Executive is employed during the entire calendar year, the Company, in its sole discretion, shall increase (but not decrease) the Base Salary, by an amount determined by the Board; provided, however, that each such annual increase will not be less than three percent (3%). The Company is not required to provide a Base Salary increase to Executive for calendar year 2013. When considering increases in the Base Salary, the Company shall consider the evaluation(s) of the Executive’s service performance, the Executive’s individual performance objectives, the Company’s performance, the compensation practices of other publicly traded companies that are similar (e.g., in size, revenue, industry, etc.) to the Company and any other factors deemed relevant by the Company (collectively, the “Performance Metrics”). The Base Salary shall be payable by the Company to Executive in substantially equal installments in accordance with the Company’s payroll policy in effect from time to time. The Company’s awards of deferred compensation, discretionary bonus, retirement, stock option and other Executive benefit plans and in fringe benefits shall not reduce the Base Salary; provided, however, that voluntary deferrals or contributions by the Executive to such plans agreed to by Executive, if any, shall reduce the current cash compensation paid to Executive.

4.            Bonuses; Stock Awards.

(a)          Within ten (10) days following the execution of this Agreement by Company and Executive, Company will pay to Executive a signing bonus in the amount of twenty thousand dollars ($20,000) (the "Signing Bonus"). The Signing Bonus will be deemed fully earned by Executive upon Executive's execution of this Agreement and delivery of this Agreement by Executive to Company.

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(b)          During the first month of any calendar year during the Term, the Company shall determine the amount of Executive’s performance bonus based on the Executive’s achievement in the immediately prior calendar year (“Service Year”) of his performance objectives established by the Board after consultation with the Executive (“Bonus Metrics”). The Executive’s annual target bonus percentage shall be thirty-five percent (35%) of the Base Salary, provided any performance bonus may be greater or less than the amount projected by the target bonus percentage based on Executive’s achievement of the Bonus Metrics. Notwithstanding the foregoing, the Company may, in its sole discretion, pay the Executive special discretionary bonus(es) at any time. The performance bonus and special discretionary bonus shall be collectively referred to as the “Annual Bonus”.

Any Annual Bonus in respect of a Service Year shall be deemed earned and payable on the last day of such Service Year, unless the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason prior to the payment date of the Annual Bonus. The Company shall pay such Annual Bonus to Executive in lump sum no later than two and a half (2 ½) months after the end of the Service Year, except as provided below. Notwithstanding any provision in this Agreement to the contrary, if the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason prior to the payment date of an Annual Bonus, then Executive shall not be entitled to receive such Annual Bonus.

(c)           Promptly following execution of this Agreement, and in all events subject to the execution and delivery by Executive of a Stock Option Agreement consistent with the terms hereof, the Company shall grant to Executive, under the Advanced Cell Technology, Inc. 2005 Stock Option Plan (“Stock Option Plan”), a non-qualified option to purchase Fourteen Million (14,000,000) shares of common stock of the Company with an exercise price per share equal to the fair market value per share of common stock on the grant date as determined pursuant to the Stock Option Plan (the “Stock Option”). Except as provided below, 4,666,667 of the shares subject to the Stock Options shall vest on December 31, 2013, and 2,333,333of the shares subject to the Stock Option shall vest on each of June 30, 2014, December 31, 2014 and June 30, 2015, and 2,333,334 of the shares subject the Stock Option shall vest on December 31, 2015, provided that Executive is employed by the Company on each of such dates, subject to the accelerated vesting described herein. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Stock Options that otherwise would have vested during the twelve (12)-month period immediately subsequent to the date of such termination had Executive’s employment not been terminated shall become fully vested and exercisable on the date of such termination. If the Executive’s employment is terminated because of Executive’s death or Disability (as defined below), the Stock Options that otherwise would have vested during the eighteen (18)-month period immediately subsequent to the date of such termination had Executive’s employment not been terminated shall become fully vested and exercisable on the date of such termination.

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Upon a Change in Control (defined below), all unvested Stock Options shall become fully vested and exercisable on the date of such Change in Control. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, all unvested (but not vested) Stock Options shall be forfeited on the date of termination.

The common stock underlying the Stock Option shall be registered by the Company pursuant to the Securities Act of 1933 (on SEC Form S-8) and shall not be subject to any restrictions whatsoever (other than the Company’s insider trading and blackout policies, in the event Executive is then deemed to be an “insider”) once the Stock Option has vested.

Subject to the exceptions below, the Stock Option, once vested, shall remain exercisable by Executive for the period of time set forth in the Stock Option and the corresponding Stock Option Agreement which shall be ten years from the date of the Stock Option grant (“General Exercise Period”). Notwithstanding the foregoing, if the Company terminates Executive’s employment for any reason other than Cause or Executive terminates his employment for Good Reason, the Stock Option shall be exercisable by Executive for a post-employment period of twelve (12) months, commencing on the date of such termination, but in no event shall the option be exercisable after the expiration of General Exercise Period. For the avoidance of doubt, to the extent there are any inconsistencies between this Agreement and Stock Option Plan, Stock Option Agreement and/or any related documents, this Agreement shall control.

Furthermore, if the Executive’s employment is terminated because of Executive’s death or Disability, the Stock Option shall be exercisable by Executive for a post-employment period of eighteen (18) months, commencing on the date of such termination, but in no event shall the Stock Option be exercisable after the expiration of the General Exercise Period. The parties understand that the Stock Option will be documented pursuant to separate award/grant agreements or notices consistent with the provisions of this Agreement, and will not be effective until such agreements have been entered into. The Company agrees to prepare such separate agreements or notices within thirty (30) days of the Commencement Date.

Executive is also eligible to be considered for annual grants of long-term incentive and equity compensation awards at the Company’s sole discretion. In the event the Company elects to make any such grants, such grants may consist of options to purchase shares of common stock of the Company and/or shares of restricted common stock of the Company, as determined by the Company in its sole discretion.

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5.            Benefits. During the Term, Executive shall receive the following benefits and/or be entitled to participate in the following benefits programs of Company:

(a)          Executive shall be eligible to participate under the same terms and conditions as other comparable executive officers of the Company in the health and retirement benefit plans and other employee benefit plans, including any pension, profit sharing, life insurance, disability insurance, education, or other health, retirement or employee benefits that the Company has adopted or may hereafter adopt for the benefit of its employees and/or executive officers; provided that the Executive’s participation is permissible under the terms of the respective plan or arrangement and that Employee complies with all conditions attendant to coverage by such plans as they may be amended from time to time. Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(b)          Executive shall be reimbursed for his legal fees incurred in connection with negotiating and drafting this Agreement up to a maximum of five thousand dollars ($5,000).

(c)          Executive agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon the life of Executive as the Company may deem necessary or advisable to protect its interests; provided, however, that (i) such insurance coverage does not otherwise diminish or restrict Executive's eligibility for and/or participation level in any benefit plan or arrangement described in this Section 5, and (ii) such coverage does not otherwise diminish any other economic benefit to which Executive is entitled pursuant to the terms of this Agreement, and (iii) no taxable income is attributed to Executive as a result of such coverage. Executive agrees to reasonably assist and reasonably cooperate with the Company in procuring such insurance, including (without limitation) submitting to medical examinations for purposes of obtaining and/or maintaining such insurance. Executive agrees that he shall have no right, title or interest in and to such insurance.

6.            Vacation. Executive shall be entitled to five (5) weeks annual paid vacation to be earned in accordance with the Company’s policy, in addition to holidays and other paid time off (excluding vacation) provided to similarly situated executive officers of the Company. The maximum amount of accrued vacation to which Executive may be entitled at any time is twelve (12) weeks.

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7.           Business Expenses. During such time as Executive is rendering services hereunder, Executive shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses in accordance with Company policies. The Company agrees that it will reimburse Executive for all such expenses upon the presentation by Executive, on a monthly basis, of an itemized statement of such expenditures, which sets forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period not to exceed thirty (30) days after the receipt of foregoing statements and supporting documentation.

8.           Indemnity. The Company shall to the extent permitted by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent Company indemnifies and holds harmless other officers and directors of Company in accordance with Company’s established policies. This indemnity shall include, without limitation, advancing Executive attorney’s fees to the fullest extent permitted by applicable law. Company agrees to continuously maintain Directors and Officers Liability Insurance with limits of coverage the same as currently in effect, unless a change is mutually agreed upon by Executive and the Board of Directors of Company, and to include Executive within said coverage while Executive is employed by Company and for at least thirty-six (36) months after the termination of Executive's employment by Company.

9.           Termination. Executive's employment with Company may be terminated in accordance with the terms of this Agreement with the effects specified below.

9.1.        Death. This Agreement shall terminate upon Executive’s death. In the event of such a termination, Company’s sole obligation shall be to pay Executive’s estate, within sixty (60) days after the date of the termination of Executive’s employment: (i) any earned and unpaid Base Salary and accrued, unused vacation earned prior to the termination of Executive’s employment, (ii) any earned and unpaid Annual Bonus (in accordance with Section 4) prior to the termination of Executive’s employment, (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the termination of Executive’s employment in accordance with Section 7 hereof (remunerations under clauses (i), (ii) and (iii) are collectively referred to as the “Accrued Obligations”) and (iv) to the extent not already payable under clause (ii), a lump-sum payment equal to the Annual Bonus for the Service Year in which Executive’s death occurs, pursuant to Section 4(b), prorated by the number of days prior to death in the Service Year in which the death occurs.

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9.2.         Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full time performance of substantially all of his material duties with Company for forty-five (45) consecutive days or ninety (90) days total within any six (6)-month period, Executive's employment may be terminated by Company or by Executive for “Disability.” Termination shall occur immediately upon written notice delivered to Executive by Company or by Executive to Company. In the event of such a termination, Company’s sole obligation shall be to pay Executive, within sixty (60) days after the date of the termination of Executive’s employment, or an earlier date if required by law, the amount of the Accrued Obligations and, to the extent not already payable as part of the Accrued Obligations, a lump-sum payment equal to the Annual Bonus for the Service Year in which Executive’s Disability occurs, pursuant to Section 4(b), prorated by the number of days prior to Disability in the Service Year in which Disability occurs. Additionally, if Executive is not covered by any other comprehensive health and dental insurance that provides a comparable level of benefits, Company will reimburse Executive on a month-by-month basis an amount equivalent to Executive’s COBRA payments up to twelve (12) months following the date of termination or the maximum term allowable by then applicable law for COBRA coverage of Executive and his eligible dependents.

9.3.         Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, “Cause” means:

(i)         material act or acts of fraud or dishonesty undertaken by Executive during the course of his employment;

(ii)        misconduct by Executive that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to Company, monetarily or otherwise;

(iii)       the indictment, formal charge, conviction of Executive of, or the Executive entering of a plea of nolo contendere to, a misdemeanor involving fraud, theft, dishonesty or moral turpitude or a felony, or Executive’s debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company;

(iv)       a material breach of any terms and conditions of this Agreement by Executive and such breach has not been cured by Executive within thirty (30) days after written notice thereof to Executive from Company;

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(v)        Executive’s material failure to perform his duties or follow the lawful directions of the Board and such failure has not been cured by Executive within thirty (30) days after written notice thereof to Executive from Company; or

(vi)       a material breach of any of the Company’s written policies that have been provided to the Executive and such breach has not been cured by Executive within thirty (30) days after written notice thereof to Executive from Company.

In the event of termination for Cause, without limiting any of the Company’s rights or remedies in law and/or equity, Executive will only be entitled to receive within sixty (60) days after the date of the termination of Executive’s employment, the amount of the Accrued Obligations. Executive will not be entitled to any other salary, benefits, bonuses or other compensation after such date.

9.4.         Without Cause. This Agreement may also be terminated by Company without Cause, for any reason or no reason, at any time. In the event Company terminates this Agreement other than for Cause, the Company’s sole obligation shall be to pay Executive: (a) the amount of the Accrued Obligations within sixty (60) days following the date of such termination or on an earlier date if required by law and (b) the Severance Benefits (defined below); provided that with respect to the amounts payable under clause (b) such termination constitutes a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Executive executes and delivers the Company’s general release, in a form mutually agreeable to the Company and the Executive, for employees (and does not revoke such general release) (the “Release”) within sixty (60) days following the date of the termination of Executive’s employment by Company.

9.5.         By Executive. Executive may terminate this Agreement for any reason or no reason at any time upon written notice to Company.

(a)           In the event Executive terminates this Agreement for “Good Reason,” Executive shall be entitled to receive: (i) the amount of the Accrued Obligations within sixty (60) days following the date of such termination or on an earlier date if required by law and (ii) the Severance Benefits; provided that with respect to the amounts payable under clause (ii) such termination constitutes a “separation from service” as defined in Code Section 409A and Executive executes the Release (and does not revoke such Release ) within sixty (60) days following the date of the termination of Executive’s employment by Company.

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As used herein, “Good Reason” shall mean:

(i)	Any material diminution in Executive’s Base Salary (unless such diminution is consistent with the same percentage level of Base Salary reduction applicable to other senior executives);

(ii)	A material diminution in Executive’s authority, duties, or responsibilities;

(iii)	A material change in the geographic location at which Executive must perform his services to the Company (i.e., such geographic location is beyond a fifty (50) mile radius from the geographic location at which Executive performs his services to the Company as of the Commencement Date);

(iv)	A material breach by the Company of this Agreement; or

(vi)        in the event of a Change in Control, in addition to clauses (i) – (iv) above:

a.	A material diminution in Executive’s authority, duties, or responsibilities; or

b.	A material change to the reporting structure set forth in Section 2.

Executive shall provide Company written notice of any claimed event of Good Reason within thirty (30) days of the date such Good Reason event set forth above first occurred without Executive’s consent. Executive’s termination for Good Reason will only be effective if Company does not cure or attempt to cure such claimed event of Good Reason within thirty (30) days of receipt of written notice from Executive (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred). Company shall notify Executive in writing of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Executive of his concurrence that a cure has been effectuated, any notice delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

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As used herein, “Change in Control” shall mean:

(i)	a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (x) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company or its shareholders; or (y ) an Excluded Entity (as defined in subsection (ii) below);

(ii)	any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than (x) a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold directly or indirectly (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”) or (y) a merger the sole purpose of which is to change the Company’s jurisdiction of incorporation; or

(iii)	the sale of all or substantially all of the capital stock of the Company, other than stock sale transactions by the Company for financing purposes.

(b)           In the event Executive terminates this Agreement other than for Good Reason, without limiting any of the Company’s rights or remedies in law and/or equity, Executive will only be entitled to receive, within sixty (60) days after the date of the termination of Executive’s employment or on an earlier date if required by law, the amount of the Accrued Obligations.

9.6.          Severance Benefits. If Executive satisfies the conditions for the Severance Benefits in Section 9.3 or Section 9.5(a) above, Company shall pay Executive the following payments (collectively, the "Severance Benefits"), subject to Section 18 below:

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(a)           lump sum payment equal to twelve (12) months of the Base Salary in effect on the date of termination, payable within sixty (60) days after the date of the termination of Executive’s employment,

(b)           if Executive is not covered by any other comprehensive health and dental insurance that provides a comparable level of benefits, Company will reimburse Executive on a month-by-month basis an amount equivalent to Executive’s COBRA payments up to twelve (12) months following the date of termination, and

(c)           lump-sum payment equal to thirty-five percent (35%) of the Base Salary in effect on the date of termination, payable within sixty (60) days after the date of the termination of Executive’s employment.

10.          Assignment

(a)           This Agreement may not be assigned by Executive.

(b)           This Agreement may be assigned by Company provided that Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that Company would be required to perform as if no such succession had taken place.

11.          Covenants.

11.1.        Confidential Information. During the Term of this Agreement and thereafter, Executive will preserve and protect the confidentiality of the “Confidential Information” (defined below), including the confidential information owned by a third party, whether disclosed to Executive before this Agreement is signed in anticipation of his employment by the Company or during the Term of his employment. Except as required in the course of performing services to or on behalf of the Company or as may be required by law (and in such event Executive agrees to provide the Company with prompt notice of any such requirement and cooperate, at the Company’s sole cost and expense, in any attempt by the Company to seek a protective order or similar treatment), Executive will not (i) disclose or provide the Confidential Information to any person, except to the Company’s employees and professional advisors; (ii) remove Confidential Information from the Company’s premises unless removal is necessary for the performance of Executive’s duties for the Company; or (iii) use Confidential Information for Executive’s own benefit or for the benefit of anyone other than the Company. Executive will use good faith efforts to notify the Company promptly if he learns of any unauthorized use, copying or disclosure of Confidential Information, or if Executive believes that Confidential Information is being misappropriated, lost or disclosed, and Executive will not further use, copy or disclose same. Executive understands that unauthorized use or disclosure of such Confidential Information during his employment may lead to disciplinary action, up to and including termination.

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“Confidential Information” shall mean all information of any kind, type or nature (written, stored on magnetic or other media or oral) which at any time during the employment of Executive by Company is or has been compiled, prepared, devised, developed, designed, discovered or otherwise learned of by Executive in his capacity as an employee to the extent that such information relates to Company and/or its affiliates, including, without limitation, (a) all projects, contract terms, price lists, pricing information, sales presentations, marketing plans, trade secrets, methods, techniques, processes, and confidential trade knowledge and computer programs of Company and/or its affiliates; (b) any “Work Product” (as defined in Section 11.5 below) of Company and/or its affiliates; (c) prospective and current customers, licensors, licensees, service providers, vendors and distributors of Company and/or its affiliates; (d) strategies, budgets, business plans, financial statements, projects and other financial information of Company and/or its affiliates; (e) know-how, financial, customer, demographic and other information concerning the methods of development and operation of Company and/or its affiliates; and (f) research, development, designs, code, formulas, patterns, patents, patent applications, compilations, devices, current and proposed products, platforms or services, marketing, promotions, sales and other business plans of Company and/or its affiliates. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) was publicly known or made generally available to the public without breach of this Agreement, and such knowledge or availability was not caused by Executive or with his assistance; (ii) Executive can show was given to him by a third party who is not obligated to maintain its confidentiality; (iii) Executive can show was developed by him before he signed this Agreement; (iv) is generally known in the trade or industry in which the Company operates; or (v) Executive can show is independently developed by him after the termination of his employment without use of any Confidential Information.

Executive agrees that all Confidential Information that Executive uses, generates or becomes aware of in connection with his employment for the Company belongs to the Company or identified third parties. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Company, and that such information gives Company a competitive advantage. Upon the termination of his employment, Executive will promptly deliver to Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

11.2.       Noncompetition

Except as otherwise provided herein, Executive agrees that during the Term of this Agreement he will not, directly or indirectly, without the prior written consent of Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, employee, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with Company or any present affiliate of Company in the biotech industry; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 5% of the voting stock of any corporation shall not be a violation of this Agreement. Notwithstanding the foregoing, Executive shall be permitted to maintain the ownership interests and directorship described on Exhibit “A” attached hereto so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

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11.3.       Right to Company Materials.

Executive agrees that all materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of Company. Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to Company, and Executive shall not make or retain any copies thereof, unless and except to the extent required by applicable law, rule or regulation and provided that Executive gives the Company with specific written notice of the copies retained and the purpose of retaining them.

11.4.       Non-solicitation.

Executive understands and agrees that in the course of employment with Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of Company. Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of one (1) year thereafter, he will not solicit or assist or instruct others in soliciting any employees of Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of Company, or any subsidiary or affiliate of Company.

11.5.       Ownership of Work Product. The Company shall be the sole owner, in perpetuity, throughout the universe in any and all languages, of all right, title and interest in and to the results and proceeds of Executive’s services performed on behalf of Company and its affiliates and any third party on behalf of the foregoing, whether under this Agreement, or any other agreement, including without limitation all material, tangible or intangible, produced, conceived, developed, acquired, obtained, created and/or furnished by or submitted to Executive during the Term, of any kind and nature whatsoever, including without limitation, all works of authorship, artistic works, writings, designs, drawings, tests, data survey results, compositions, computer programs, any type of advertising, promotional and public relation concepts, programs and strategies, patents, code, software, source code, object code, HTML code, XML code and other software code of any kind whatsoever, improvements, inventions, reports, materials, business plans, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs, copyrights and any other intellectual property or intangible rights (collectively, the "Work Product"). Any work in connection with such services shall be considered a "work made for hire" under the Copyright Law of the United States and Executive recognizes and agrees that Company is the sole author and copyright holder of such work and that Company is acquiring the maximum rights permitted to be obtained by employers and purchasers of literary material. Any Work Product created and/or submitted to Company hereunder shall automatically become the sole property of Company and Executive hereby transfers and agrees to transfer and assign to Company all rights and materials related to or comprising the Work Product (including, but not limited to, all trademarks, patents and copyrights and similar protections and renewals and extensions thereof and any and all causes of action that may have heretofore accrued in Executive’s favor for infringement of thereof). Neither the suspension nor termination of Executive hereunder nor the expiration of this Agreement will in any way adversely affect Company’s ownership of the Work Product.

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Executive represents, warrants and agrees that the Work Product shall be free and clear of any claims by Executive (or anyone claiming under The Executive) of any kind or character whatsoever, except to the extent that California Labor Code Section 2870 (if applicable) lawfully prohibits the assignment of rights in such Work Product. In this regard, and California Labor Section 2870 allows Executive to own any invention with respect to which the Executive can prove: (a) it was developed entirely on Executive’s own time; (b) it was developed without the use of any equipment, supplies, facilities or trade secret information of Company or its affiliates; (c) it does not relate to the business of Company or its affiliates or the actual or demonstrably anticipated research or development of Company or its affiliates; and (d) it does not result from any work performed by Executive for Company or its affiliates.

To the extent the Work Product is not created as a work-for-hire, Executive hereby transfers and agrees to transfer and assign to Company all rights and materials related to or comprising the Work Product (including, but not limited to, all copyrights and similar protections and renewals and extensions of copyright and any and all causes of action that may have heretofore accrued in Executive's favor for infringement of copyright). Executive shall, at Company's request, execute and deliver to Company such documents or other instruments which Company may from time to time reasonably deem necessary or desirable to evidence, maintain, perfect, protect, enforce or defend Company’s right, title and interest in and to the Work Product and to carry out the intents and purposes of this Section 11.5. In the event that Executive fails promptly to execute, acknowledge or deliver to Company any agreements, assignments, quitclaims or other instruments required by Company hereunder, Company is hereby irrevocably appointed Executive’s attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, acknowledge, verify and deliver the same in the name of and on behalf of the Executive. This Agreement shall inure not only to Company’s benefit, but also to the benefit of all parties who may hereafter acquire the right to distribute, exhibit, advertise and/or exploit any of the results or proceeds of Executive’s services and/or the Work Product. Company may release the Work Product in which Executive’s services or writings appear under any company name or trademark, trade name, etc., designated by Company.

11.6        Injunctive Relief. Executive agrees that if he materially breaches the promises made in this Section 11, the Company will suffer irreparable and continuing damage, for which there will be no adequate remedy at law. Executive agrees that the Company will be entitled to seek injunctive relief and/or a decree of specific performance, or other equitable relief, without bond, and without prejudice to any other right or remedy that may be available in the event of a breach (including monetary damages if appropriate).

11.7        Survival.  This entire Section 11 shall survive the termination or expiration of this Agreement for the periods of time indicated herein or indefinitely if no period of time is indicated.

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12.         Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	Advanced Cell Technology, Inc.
33 Locke Dr.
Marlborough, MA 01752
Attention: Chief Executive Officer

With a courtesy copy (which shall not constitute notice) to:

Venable LLP
2049 Century Park East, 21st Floor
Los Angeles, California 90067
Attention: Alan J. Epstein, Esq.

Executive	Edward Myles
7 Benson Circle
North Easton, MA 02356

13.         Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

14.         Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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16.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

17.         Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive's employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Suffolk County, Massachusetts in accordance with the laws of the Commonwealth of Massachusetts The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorney’s fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with Massachusetts law. Notwithstanding anything to the contrary contained in this Section, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

18.          Section 409A. This Agreement is intended to comply with Code Section 409A and will be interpreted in a manner intended to comply with Code Section 409A. Notwithstanding anything herein to the contrary, to the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Any reimbursement of COBRA premiums hereunder following termination of employment shall be consistent with Treas. Regs. Section 1.409A-1(b)(9)(v). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, Company, in its reasonable discretion, may decide such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (“a 409A Tax”), or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company that does not cause such accelerated or additional tax. In addition, to the extent Executive is a “specified employee” as defined in Section 409A of the Code as of the earlier of a “separation from service” (as defined in Code Section 409A and the regulations promulgated thereunder) or the date of termination of Executive’s employment, and the deferral of the commencement of any compensation or benefits otherwise payable under this Agreement, or any other applicable separation program or plan, as a result of such “separation from service” or termination of employment is necessary in order to prevent a 409A Tax, then Company will postpone the commencement of such payment of any such compensations or benefits until the first business day of the seventh month following Executive’s termination date (the “Delayed Payment Date”). In the event that the preceding sentence requires a delay of any payment or benefit, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would have otherwise been made. Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section, but Company shall determine the terms of any such implementation. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with 409A, and that Executive has done so to the extent that you deemed necessary or appropriate.

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19.          Golden Parachute Provision. If it shall be determined that any payment or distribution by Company to or for the benefit of Executive under this Agreement (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Company shall calculate the amount Executive will retain net after-all-taxes, including Excise Taxes, if all payments are made and also calculate the amount Executive shall retain net after-all-taxes, including Excise Taxes, if payments are reduced to an amount so that no Excise Taxes are imposed, and Company shall pay Executive the amount that maximizes the amount Executive will receive after-all-taxes. Company will consult with Executive as to the appropriate Federal and any state income tax to be used in making such calculations. In the event that it is determined that Executive should receive an amount that results in the Payment not being subject to Excise Taxes (the “Reduced Payment”), Executive will advise Company as to how to reduce or eliminate the Payment or Payments from among the following categories, except that, if required to avoid any additional tax under Section 409A of the Code, the reductions shall occur in the following order without discretion of the Executive:

(1)	the portion denominated and payable in cash;

(2)	the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement; and

(3)	equity-based compensation and enhancements, such as accelerated vesting and extended periods to exercise options.

Except as otherwise stated above, Executive shall have full discretionary authority to determine which payments to reduce within any of the three categories described in the preceding sentence, and can determine to have Company reduce payments in any or all of the three categories in such order as Executive shall advise Company.  As promptly as practicable following such determination and election by Executive and subject to any payment provisions otherwise applicable under this Agreement, Company shall pay to or distribute for the benefit of Executive such Payments as are then due to Executive under this Agreement. In the event that Executive is nevertheless subject to Excise Tax, the Company shall have no liability to Executive for payment thereof.

20.         Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Massachusetts without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute one document.

(signatures on following page)

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement and has made it effective as of the date first indicated above.

ADVANCED CELL TECHNOLOGY, INC.	EXECUTIVE

By:	/s/ Gary Rabin	/s/ Edward Myles
	Gary Rabin, as its	EDWARD MYLES
Chairman & CEO

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SCHEDULE A

EXISTING EXECUTIVE AND/OR DIRECTOR POSITIONS

Director and Treasurer of School on Wheels of Massachusetts, a non-profit organization.

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